SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) April 21, 2004


            TRANSTECH INDUSTRIES, INC.____________
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable





                                             Page 1 of 4 pages


Item 5.  OTHER EVENTS.

     As previously reported, during November, 2001 the United States Department of Justice ("DOJ") on behalf of the United States Environmental Protection Agency ("EPA"), filed suit against Transtech Industries, Inc. (the "Company"), entitled United States of America v. Transtech Industries, Inc., in the United States District Court, District of New Jersey (Case No. 01-5398 (WGB)), regarding a site owned by Tang Realty, Inc. ("Tang") located in Piscataway, New Jersey (the "Site"). EPA asserted claims under Section 107 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") for the recovery of certain response costs associated with the site of $2.9 million (the "Response Costs"). EPA alleged that the Company is the corporate successor to the former operator at the Site, Chemsol, Inc., and had continued Chemsol's operations at the Site. The Company contested the allegations regarding successorship, and the extent of operations it may have conducted at the Site. Tang is a corporation controlled by Marvin H. Mahan, a former director and officer, and former principal shareholder of the Company. Mr. Mahan also controlled Chemsol, Inc. Tang and Mr. Mahan were named as defendants in a suit brought by EPA in 2000 seeking contribution toward such unallocated remediation costs. Both suits were consolidated and then stayed pending the outcome of settlement discussions.

     On March 2, 2004, a Consent Decree between the plaintiff United States and defendants Mr. Mahan, Tang and the Company (collectively referred to as "the Defendants") was lodged with the Court for 30 days, pending solicitation of public notice and comment. On March 11, 2004, notice of the settlement was published in the Federal Register at Volume 69, Number 48, p. 11650. The 30 day public comment period expired, and no comments have been received. Accordingly, on April 21, 2004, the Court entered the Consent Decree as a final order. The Consent Decree resolves the United States' claims against the Defendants for the Response Costs alleged in the captioned suit. The Defendants did not admit any liability with respect to the transactions or occurrences alleged in the complaints filed against them. In addition, the Company specifically did not admit the allegations that it is a former operator at the Site and/or the corporate successor to Chemsol, Inc.

     The Defendants agreed to pay $150,000 toward reimbursement of the Response Costs within 15 days of entry of the Consent Order by the Court. The Company agreed to contribute $100,000 toward such reimbursement; Mr. Mahan and Tang will contribute the remaining $50,000. Mr. Mahan and Tang also agreed to market and sell the real property owned by them upon which the Site is situated, and certain lots adjourning the Site, to an EPA approved entity, and to convey the net sales proceeds from such sale(s) to EPA for application toward the Response Costs. Net sales proceeds has been defined as gross proceeds from the sale less applicable income and other taxes due from the sale, and any real estate taxes owed on the property. Mr. Mahan and Tang also agreed to establish an escrow account in the amount of $50,000 to fund the expenses incurred for the marketing and transfer of all of the property. Any balance remaining in the escrow upon completion of the sale of all of the property will be applied to the Response Costs. In exchange, EPA agreed not to sue or take administrative action against the Defendants pursuant to Sections 106 and 107(a) of CERCLA with respect to the Site, once the obligations of the Defendants stipulated in the Consent Decree are satisfied.

Press Release

     See the following press release dated April 22, 2004 announcing the approval of the Consent Decree:

   TRANSTECH INDUSTRIES, INC. REPORTS COURT APPROVAL OF CHEMSOL SUPERFUND SITE
                                   SETTLEMENT

     PISCATAWAY, N.J., April 22, 2004 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced that the Consent Decree regarding the Chemsol, Inc. Superfund Site located in Piscataway, N.J has been approved by the U. S. District Court. The Consent Decree, the subject of the Company's March 5, 2004 press release, resolves claims by the U.S. Environmental Protection Agency ("EPA") against the Company and two other potentially responsible parties regarding certain response costs incurred and to be incurred at the site. The Company agreed to contribute $100,000 toward the reimbursement of response costs allegedly incurred by EPA for activities related to the site. For additional information regarding the Consent Decree please see the Company's press release dated March 5, 2004, and the Company's filings on Form 8-K dated March 5, 2004, and April 22, 2004.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.


Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired
     None.
(b)  Pro Forma Financial Information
     None.
(c)  Exhibit 10 (bg) Consent Decree regarding the Chemsol, Inc.  Superfund Site,
Ordered by the US District Court, District   of New Jersey, on April 21 2004
among the US Environmental    Industries, Inc., Marvin H. Mahan and Tang Realty,
Inc.      (without exhibits which are considered immaterial by the    Company).

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  April 22, 2004